Exhibit B

NATIONAL FUEL RESOURCES, INC.
BALANCE SHEET

                                                AT MARCH 31,
                                        ----------------------------
                                            2002             2001
                                        -----------      -----------
ASSETS
Current Assets:
  Cash and Temporary
    Cash Investments                    $ 4,544,005      $ 4,789,528
  Accounts Receivable                    18,716,570       48,647,008
  Notes Receivable-Interco               13,200,000                -
  Accounts Receivable-Interco               126,608           86,029
  Reserve for Bad Debts                  (2,540,048)      (1,959,572)
  Gas Stored Underground                  5,056,743        8,477,416
  Other Current Assets                       45,786          108,828
                                        -----------      -----------
                                         39,149,664       60,149,237
                                        -----------      -----------

Property, Plant, and Equipment
  Furniture and Fixtures                  1,006,219          898,636
Less - Accumulated DD&A                    (796,404)        (622,030)
                                        -----------      -----------
                                            209,815          276,606
                                        -----------      -----------

Fair Market Value of Derivative
 Financial Instruments                    1,913,230                -
Other Assets                                694,400          473,982
                                        -----------      -----------
                                          2,607,630          473,982
                                        -----------      -----------

                                        $41,967,109      $60,899,825
                                        ===========      ===========

LIABILITIES
Current Liabilities:
  Accounts Payable                      $    29,361      $   617,553
  Accrued Liabilities                     7,241,112        8,728,358
  Accounts Payable-Intercompany             180,938          313,641
  Dividends Payable - Intercompany          100,000          100,000
  Notes Payable - Intercompany                            43,800,000
                                        -----------      -----------
                                          7,551,411       53,559,552
                                        -----------      -----------

Long Term Liabilities:
Accumulated Deferred Income Taxes        (1,869,894)      (3,007,928)
Fair Market Value of Derivative
 Financial Instruments                                     2,588,870
Miscellaneous Deferred Credits            1,211,460        1,057,963
                                        -----------      -----------
                                           (658,434)         638,905
                                        -----------      -----------

Stockholder's Equity:
  Common Stock                               10,000           10,000
  Capital Paid in Excess of Par          33,490,000        3,490,000
  Retained Earnings                       1,966,584        3,201,368
  Accumulated Other Comprehensive
   Income (Loss)                           (392,452)               -
                                        -----------      -----------
Total Equity                             35,074,132        6,701,368
                                        -----------      -----------

                                        $41,967,109      $60,899,825
                                        ===========      ===========